Exhibit 99.1

4630 S. Arville, Suite E, Las Vegas, Nevada 89103-5355

Phone 702.798.5752 Fax 702.798.5762 www.agegaming.com

AG&E Holdings Inc. Announces Voluntary Delisting

Chicago, Illinois – November 18, 2016 --- As previously announced, AG&E Holdings Inc. (NYSE MKT: WGA) (the “Company”) received notification from the NYSE MKT LLC (“NYSE MKT”) that the Company is not in compliance with certain NYSE MKT continued listing standards relating to stockholders' equity. The Company has been developing a plan to regain compliance with such listing standards. Recently, after much discussion and deliberation, the Board of Directors approved a resolution authorizing the Company to voluntarily delist from NYSE MKT. Material facts related to this important decision include the ability of the Company to regain compliance with, and continue to satisfy, the NYSE MKT listing requirements within the compliance period.

As such, the Company has notified the NYSE MKT of its intent to voluntarily delist its common stock from the NYSE MKT. The Company currently anticipates that it will file with the Securities and Exchange Commission and NYSE MKT a Form 25 relating to the delisting of its common stock on or about November 28, 2016, and anticipates that the delisting of its common stock will become effective on or about December 8, 2016.

The Company intends to apply to have its common stock quoted on the OTCQB tier of the OTC Markets. The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

About AG&E Holdings Inc.

AG&E Holdings Inc. is a leading parts distributor to the casino and gaming markets. It sells parts and services to more than 700 casinos in North America with offices in Las Vegas, Nevada, Miami, Florida and Burr Ridge, Illinois.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words believe, expect, anticipate, estimate, will, and other similar statements of expectation identify forward-looking statements. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry. AG&E Holdings Inc. assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.